Filed Pursuant to Rule 424(b)(5)
Registration Statement No.: 333-161442

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1)(2)
Series 3 Preferred Stock, no par value per share	$30,000,000	$2,139.00
Warrants to purchase shares of common stock, no par value per share	$10,569,794	$753.63(3)
Total	$40,569,794	$2,892.63

(1)	Calculated in accordance with Rule 457(r) under the Securities Act.
(2)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s registration statement on Form S-3 (File No. 333-161442) in accordance with Rules 456(b) and 457(r) under the Securities Act.
(3)	Pursuant to Rule 457(g) under the Securities Act, the filing fee is calculated based on the price at which the warrants may be exercised.

PROSPECTUS SUPPLEMENT

(to Prospectus dated August 19, 2009)

CELL THERAPEUTICS, INC.

30,000 Shares of Series 3 Preferred Stock

Warrants to Purchase 8,640,000 Shares of Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering 30,000 shares of Series 3 Convertible Preferred Stock (the “Series 3 Preferred Stock”) and warrants to purchase up to 8,640,00 shares of common stock (the “warrants”) (and the 33,330,000 shares of common stock issuable from time to time upon conversion of the Series 3 Preferred Stock and exercise of the warrants) to certain institutional investors (collectively, the “Initial Purchasers”). The purchase price for each share of Series 3 Preferred Stock and a warrant to purchase approximately 288 shares of common stock is $1,000. Each warrant to purchase shares of our common stock will have an exercise price of $1.18 per share. The warrants are exercisable immediately and expire one year and one day from the date of issuance.

For a more detailed description of the Series 3 Preferred Stock and warrants, see the sections entitled “Description of Series 3 Preferred Stock” and “Description of Warrants” beginning on pages S-9 and S-12, respectively, of this prospectus supplement. For a more detailed description of our common stock issuable upon the conversion of the offered Series 3 Preferred Stock and exercise of the offered warrants, see the section entitled “Description of Capital Stock” beginning on page S-13 of this prospectus supplement.

Rodman & Renshaw, LLC acted as the sole placement agent and book runner on this transaction. The placement agent is not purchasing or selling any of these securities nor is it required to sell any specific number or dollar amount of securities, but has agreed to use its best efforts to sell the securities offered by this prospectus supplement.

This prospectus supplement and the accompanying prospectus also cover the sale of these securities by the Initial Purchasers to the public. Each Initial Purchaser may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act, and any profits on the sales of our securities by each Initial Purchaser and any discounts, commissions or concessions received by each Initial Purchaser may be deemed to be underwriting discounts and commissions under the Securities Act.

The Series 3 Preferred Stock and the warrants will not be listed on any national securities exchange. Our common stock is quoted on The NASDAQ Capital Market and on the MTA stock market in Italy under the symbol “CTIC.” On January 12, 2010, the last reported sale price of our common stock on The NASDAQ Capital Market was $1.17.

Investing in the Series 3 Preferred Stock and warrants involves a high degree of risk. See the section entitled “Risk Factors” beginning on page S-4 of this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Shares of Series 3 Preferred Stock and warrant	Per share of Series 3 Preferred Stock and warrant (1)	Total
Offering price per share of Series 3 Preferred Stock and warrant	30,000	$1,000	$30,000,000
Placement agent fees (2)		$50	$1,500,000
Total proceeds to us before other expenses		$950	$28,500,000

(1)	Table excludes shares of common stock issuable upon exercise of the warrants offered hereby.
(2)	A fee equal to 5% of the aggregate proceeds raised in this offering will be payable to the placement agent.

In addition to the placement agent fees, the placement agent will receive warrants to purchase up to 246,900 registered shares of common stock pursuant to this prospectus supplement.

The Series 3 Preferred Stock and warrants will be delivered to the Initial Purchasers on or about January 19, 2010.

This prospectus supplement is dated January 13, 2010.

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information.

We are not making an offer of the Series 3 Preferred Stock and warrants (or the shares of common stock issuable from time to time upon conversion of the Series 3 Preferred Stock and exercise of the warrants) covered by this prospectus supplement in any jurisdiction where the offer is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates thereof.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Series 3 Preferred Stock and warrants (and the shares of common stock issuable from time to time upon conversion of the Series 3 Preferred Stock and exercise of the warrants) and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control.

In this prospectus supplement, the terms “CTI,” “Company,” “we,” “us,” “our” and similar terms refer to Cell Therapeutics, Inc., a Washington corporation, and its subsidiaries, unless the context otherwise requires.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of the Series 3 Preferred Stock and warrants. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Incorporation of Certain Documents by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by use with the SEC are also available on our website at www.celltherapeutics.com. You may also read and copy any document we file at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330.

Because our common stock is listed on The NASDAQ Capital Market, you may also inspect such reports, proxy statements and other information concerning us at the offices of The NASDAQ Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the SEC. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus supplement or the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including:

•	any projections of cash resources, revenues, operating expenses or other financial terms;

•	any statements of the plans and objectives of management for future operations or programs;

•	any statements concerning proposed new products or services;

•	any statements regarding future operations, plans, regulatory filings or approvals;

•	any statements on plans regarding proposed or potential clinical trials or new drug filing strategies or timelines;

•	any statements regarding pending or future mergers or acquisitions; and

•	any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing.

In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative thereof or other comparable terms. Such statements are based on management’s current expectations and are subject to risks and uncertainties which may cause actual results to differ materially from those set forth in the forward-looking statements. There can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including, but not limited to, the risk factors described in the section of this prospectus supplement entitled “Risk Factors.” All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ, except to the extent required by law.

S-iii

SUMMARY

The following summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. The following summary does not contain all of the information that you should consider before investing in our securities. To understand this offering fully, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the financial statements and the documents incorporated by reference.

Our Company

We focus on the development, acquisition and commercialization of drugs for the treatment of cancer. Our principal business strategy is focused on cancer therapeutics, an area with significant market opportunity that we believe is not adequately served by existing therapies. Our operations are primarily conducted in the United States and we are winding down our operations in Italy. During 2008, we had one approved drug, Zevalin® (ibritumomab tiuxetan), which we acquired in 2007, generating product sales. We contributed Zevalin to a joint venture, RIT Oncology, LLC, or RIT Oncology, upon its formation in December 2008 and in March 2009 we finalized the sale of our 50% interest in RIT Oncology to the other member of the joint venture, Spectrum Pharmaceuticals, Inc. All of our current product candidates, including pixantrone, OPAXIO and brostallicin, are under development.

Corporate Information

We were incorporated in the State of Washington in 1991. Our shares of common stock trade on The NASDAQ Capital Market under the symbol “CTIC.” Our principal executive offices are located at 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119, and our phone number is (206) 282-7100. Our website is located at www.celltherapeutics.com; however, the information in, or that can be accessed through, our website is not part of this prospectus supplement or the accompanying prospectus.

Recent Developments

On December 17, 2009, the Company announced that on February 10, 2010 the U.S. Food and Drug Administration’s, or FDA’s, Oncologic Drugs Advisory Committee, or ODAC, will review the New Drug Application, or NDA, for pixantrone for the treatment of relapsed/refractory aggressive non-Hodgkin’s lymphoma. ODAC is an independent panel of experts that evaluates data concerning the efficacy and safety of marketed and investigational products for use in the treatment of cancer and makes appropriate recommendations to the FDA. You should not infer that ODAC’s review of the pixantrone application increases the likelihood of FDA approval of the NDA. The FDA regulations indicate that although the FDA will consider the recommendation of the panel, the final decision regarding the approval of the product is made by the FDA.

Pixantrone is a fast track designated product which has been accepted for review by the FDA, with a Prescription Drug User Fee Act, or PDUFA, date of April 23, 2010. The Company has requested accelerated approval of pixantrone, and proposed post marketing commitments, or PMC, trials that are under review by the FDA. In addition, label and carton discussions are in progress. You should not infer that the aforementioned developments increase the likelihood of FDA approval of the NDA.

On December 24, 2009, the Company’s board of directors approved and adopted a Shareholder Rights Plan, or Rights Plan. For a description of our Rights Plan, see “Description of Capital Stock—Anti-Takeover Effects of Washington Law, Our Charter and Bylaws and Our Rights Plan.”

THE OFFERING

The following is a brief summary of some of the terms of this offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

Securities we are offering	30,000 shares of Series 3 Preferred Stock and warrants to purchase up to 8,640,000 shares of common stock (and the 33,330,000 shares of common stock issuable upon conversion of the Series 3 Preferred Stock and exercise of the warrants). The purchase price for each share of Series 3 Preferred Stock and a warrant to purchase approximately 288 shares of common stock is $1,000. The shares of Series 3 Preferred Stock and warrants will be issued separately, but can only be purchased together in this offering.

Description of Series 3 Preferred Stock

Dividends	Holders of the Series 3 Preferred Stock are entitled to receive dividends equal (on an as if converted to common stock basis) to and in the same form as dividends actually paid on shares of common stock or other junior securities, as and if such dividends are paid. We have never declared or paid any cash dividends on our common stock and do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. See “Dividend Policy.”

Optional conversion	The Series 3 Preferred Stock can be converted at the holder’s option at any time into shares of common stock at a conversion price determined by dividing the stated value of the Series 3 Preferred Stock to be converted into the conversion price, which is initially $1.21375. The initial conversion price is subject to adjustment in certain events, including a non-stock fundamental change or a common stock fundamental change, which are explained in more detail under the section entitled “Description of Series 3 Preferred Stock.”

Limitations on conversion	We cannot effect a conversion of the Series 3 Preferred Stock and no holder may request a conversion of its Series 3 Preferred Stock if such conversion would result in the holder and its affiliates beneficially owning 10% or more of our common stock.

Liquidation preference	In the event of our voluntary or involuntary dissolution, liquidation or winding up, each holder will be entitled to be paid a liquidation preference equal to the stated value of such holder’s Series 3 Preferred Stock, plus accrued and unpaid dividends and any other payments that may be due on such shares, before any distribution of assets may be made to holders of capital stock ranking junior to the Series 3 Preferred Stock.

Voting rights	The Series 3 Preferred Stock will have no voting rights, except as otherwise expressly provided in our articles of incorporation or as otherwise required by law. However, we cannot amend our articles of incorporation, bylaws or other charter documents so as to materially, specifically and adversely affect the rights of the Series 3 Preferred Stock, repay, repurchase or offer to repay or repurchase or otherwise acquire any of our common stock or other securities junior to the Series 3 Preferred Stock, except in certain limited circumstances, or authorize or create any class of senior preferred stock, without the affirmative written consent of holders of a majority of the Series 3 Preferred Stock.

Description of warrants	The Initial Purchasers will receive a warrant to purchase approximately 288 shares of common stock for each share of Series 3 Preferred Stock purchased in this offering. The warrants are exercisable at an exercise price of 1.18 per share of common stock. The warrants are exercisable immediately and expire nine months from the date of issuance. See “Description of Warrants.”

Limitations on exercise	No holder may exercise its warrants to the extent that the exercise would result in the holder and its affiliates beneficially owning 10% or more of our common stock.

Use of proceeds after expenses	We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, paying interest on and/or retiring portions of our outstanding debt, funding research and development, preclinical and clinical trials, the preparation and filing of new drug applications and general working capital. See “Use of Proceeds.”

Market for the Series 3 Preferred Stock and warrants	There is no established public trading market for the Series 3 Preferred Stock or warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing the Series 3 Preferred Stock or warrants on any national securities exchange.

Market for the common stock	Our common stock is quoted on The NASDAQ Capital Market and on the MTA stock market in Italy under the symbol “CTIC.” On January 12, 2010, the last reported sale price of our common stock on The NASDAQ Capital Market was $1.17.

RISK FACTORS

You should carefully consider the risks under the heading “Risk Factors” beginning on page 32 of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, filed with the SEC on November 5, 2009, which information is incorporated by reference in this prospectus supplement, and the additional risks described below and other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before deciding to invest in our securities. If any of the identified risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects.

Risks Related to Our Company

We are required to comply with the regulatory structure of Italy because our stock is traded on the MTA, which could result in administrative challenges.

Our common stock is traded on the Italian MTA stock market in Italy and we are required to also comply with the rules and regulations of CONSOB, which is the public authority responsible for regulating the Italian securities market, and the Borsa Italiana, which ensures the development of the managed market in Italy. Collectively these entities regulate companies listed on Italy’s public markets. Conducting our operations in a manner that complies with all of the applicable laws and rules requires us to devote additional time and resources to regulatory compliance matters. For example, the process of seeking to understand and comply with the laws of each country, including tax, labor and regulatory laws, might require us to incur the expense of engaging additional outside counsel, accountants and other professional advisors and might result in delayed business initiatives as we seek to ensure that each new initiative will comply with all of the applicable regulatory regimes. In addition, the Borsa Italiana and CONSOB have made several requests for information asking us to provide additional clarifications about our business operations and financial condition, and we have complied with such requests and have met with CONSOB on several occasions to answer questions. Compliance with Italian regulatory requirements may delay additional issuances of our common stock; we are currently taking steps to attempt to conform to the requirements of the Italian stock exchange and CONSOB to allow such additional issuances.

In addition, under Italian law, we must publish a listing prospectus that has been approved by CONSOB prior to issuing common stock that exceeds, in any twelve-month period, 10% of the number of shares of our common stock outstanding at the beginning of that period. We have attempted to publish a listing prospectus in Italy to cover our general offerings for the past two years, beginning in April 2007. After working with CONSOB to meet its requirements to publish that listing prospectus for the remainder of 2007, we were finally able to publish a listing prospectus in January 2008; however, that listing prospectus was limited to shares to be issued to Société Générale under the Step-Up Equity Financing Agreement we entered into with Société Générale in 2006, which has since terminated. After meeting with CONSOB in 2008 to further discuss its requirements for a more general listing prospectus, we filed a new listing prospectus on December 31, 2008, which was rejected by CONSOB on January 16, 2009. On January 28, 2009, we filed a registration document (i.e., one of the three documents that, according to European Regulation No. 809/2004 and together with the securities note and the summary, constitute a listing prospectus, which can be separately filed, examined and eventually approved by CONSOB).

On July 2, 2009, after several requests of supplements, clarifications and submissions of new drafts of our registration document, CONSOB informed us that the relevant administrative procedure for CONSOB’s authorization to publish the registration document had expired since CONSOB alleged that we had not amended the text of the registration document to provide certain information CONSOB had requested. On July 23, 2009, we filed a new draft of the registration document and on September 24, 2009, CONSOB approved publication of such registration document. On September 29, 2009, we published the registration document in Italy and we may use it to register our securities on the Italian stock market.

The registration document will be effective for twelve months from the date of its publication (i.e., twelve months from September 29, 2009). Within such twelve-month period, we will also have to obtain CONSOB’s clearance over the relevant securities note and summary, which together with the registration document, will constitute a listing prospectus. A listing prospectus will allow us to issue common stock and have it admitted to listing on the Italian MTA over the aforesaid threshold of 10% of the number of shares of our common stock outstanding at the beginning of any twelve-month period. Pending CONSOB’s clearance of the securities note and the summary, we are required to raise money using alternative forms of securities. For example, we may need to use convertible preferred stock and convertible debt in lieu of our common stock because convertible preferred stock and convertible debt, subject to the provisions of European Directive No. 71/2003 and according to the interpretations of the Committee of European Securities Regulators (CESR), are not subject to the 10% limitation imposed by European Union and Italian law.

        Moreover, on December 23, 2008, CONSOB sent a notice to us requesting that we issue (i) immediately, a press release providing, among other things, information about our debt restructuring plan, the current state of compliance with the relevant covenants regulating our debt and the equity line of credit agreement we entered into with Midsummer Investment Ltd. on July 29, 2008, and (ii) by the end of each month and starting from the month of December 2008, a press release providing certain information relating to our management and financial situation, updated to the previous month, or the Monthly CONSOB Press Release. On July 31, 2009, CONSOB sent us a notice asserting three violations of the provisions of Section 114, paragraph 5 of the Italian Legislative Decree no. 58/98. The sanctions established by the Section 193, paragraph 1 of the Italian Legislative Decree no. 58/1998 for such violations are pecuniary administrative sanctions amounting to between €5,000 and €500,000, applicable to each one of the three asserted violations. According to the applicable Italian legal provisions, CONSOB may impose such administrative sanctions by means of a decree stating the grounds of its decision only after evaluating our possible defenses that were submitted to CONSOB on August 28, 2009 (within 30 days of July 31, 2009, the notification date of the relevant charges, according to the applicable Italian rules).

On December 10, 2009, CONSOB sent us a notice claiming two violations of the provisions of Section 114, paragraph 1 of the Italian Legislative Decree no. 58/98 due to the asserted late disclosure of certain information reported, at CONSOB’s request, in the press releases disseminated on December 19, 2008 and March 23, 2009. The sanctions established by the Section 193, paragraph 1 of the Italian Legislative Decree no. 58/1998 for such violations are pecuniary administrative sanctions amounting to between €5,000 and €500,000, applicable to each one of the two asserted violations. According to the applicable Italian legal provisions, CONSOB may impose such administrative sanctions by means of a decree stating the grounds of its decision only after evaluating our possible defenses that were submitted to CONSOB on January 8, 2010 (within 30 days of December 10, 2009, the notification date of the relevant charges, according to the applicable Italian rules).

Risks Related to this Offering

There is no public market for the Series 3 Preferred Stock or warrants being offered in this offering.

There is no established public trading market for the Series 3 Preferred Stock or warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series 3 Preferred Stock or warrants on any securities exchange. Without an active market, the liquidity of the Series 3 Preferred Stock and warrants will be limited.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways in which you disagree.

We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.” We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for our company. The failure of our management to use the net proceeds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Purchasers of Series 3 Preferred Stock and warrants who convert their Series 3 Preferred Stock into common stock or exercise their warrants for shares of common stock will incur immediate dilution.

Upon conversion or exercise of your shares of Series 3 Preferred Stock or warrants for shares of common stock, as the case may be, you will experience immediate and substantial dilution because the per share conversion price of your shares of Series 3 Preferred Stock and the exercise price of your warrants will be higher than the net tangible book value per share of the outstanding common stock immediately after this offering. In addition, you will experience dilution when we issue additional shares of common stock that we are permitted or required to issue under outstanding options and warrants and under our stock option plan or other employee or director compensations plans.

Holders of our Series 3 Preferred Stock or warrants will have no rights as a holder of common stock until they acquire common stock.

Until you acquire shares of common stock upon conversion or exercise of the Series 3 Preferred Stock and warrants, as the case may be, you will have no rights with respect to our common stock, other than the right of the convertible preferred stock to receive dividends equal to and in the same term as dividends actually paid on common stock, including rights to vote or respond to tender offers. Upon conversion or exercise of your Series 3 Preferred Stock or warrants, as the case may be, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the conversion or exercise date.

Risks Related to Holders of our Common Stock

Shares of common stock are equity securities and are subordinate to our existing and future indebtedness.

Shares of our common stock are common equity interests. This means that our common stock ranks junior to any preferred stock that we may issue in the future, to our indebtedness, and to all creditor claims and other non-equity claims against us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Our existing and future indebtedness may restrict payment of dividends on our common stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of our common stock, (i) dividends are payable only when and if declared by our board of directors or a duly authorized committee of our board of directors, and (ii) as a corporation, we are restricted to making dividend payments and redemption payments out of legally available assets. We have never paid a dividend on our common stock and have no current intention to pay dividends in the future. Further, our common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to shareholders generally.

The market price of shares of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on The NASDAQ Capital Market.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on The NASDAQ Capital Market. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our shares of common stock, and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our shares of common stock.

We are not restricted from issuing additional shares of common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock or preferred stock or any substantially similar securities. The market price of our shares of common stock or preferred stock could decline as a result of sales of a large number of shares of our common stock or preferred stock or similar securities in the market after consummation of this offering or the perception that such sales could occur in the future.

The market price for our shares of common stock is extremely volatile, which may affect our ability to raise capital in the future and may subject the value of your investment in our securities to sudden decreases.

The market price for securities of biopharmaceutical and biotechnology companies, including ours, historically has been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. For example, during the twelve month period ended January 12, 2010, our stock price has ranged from a low of $0.05 to a high of $2.23. Fluctuations in the trading price or liquidity of our common stock may adversely affect the value of your investment in our common stock.

Factors that may have a significant impact on the market price and marketability of our securities include:

•	announcements by us or others of results of preclinical testing and clinical trials and regulatory actions;

•	announcements of technological innovations or new commercial therapeutic products by us, our collaborative partners or our present or potential competitors;

•	our issuance of additional debt, equity or other securities, which we need to pursue in 2010 to generate additional funds to cover our current debt and operating expenses;

•	our quarterly operating results;

•	developments or disputes concerning patent or other proprietary rights;

•	developments in our relationships with collaborative partners;

•	acquisitions or divestitures;

•	litigation and government proceedings;

•	adverse legislation, including changes in governmental regulation;

•	third-party reimbursement policies;

•	changes in securities analysts’ recommendations;

•	short selling;

•	changes in health care policies and practices;

•	halting or suspension of trading in our common stock by NASDAQ, CONSOB or the Borsa Italiana;

•	economic and other external factors; and

•	general market conditions.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. For example, in the case of our company, beginning in March 2005, several class action lawsuits were instituted against us and certain of our directors and officers and a derivative action lawsuit was filed against our full board of directors. While these lawsuits were dismissed with prejudice, as a result of these types of lawsuits, we could incur substantial legal fees and our management’s attention and resources could be diverted from operating our business as we respond to the litigation. We maintain significant insurance to cover these risks for us and our directors and officers, but our insurance is subject to high deductibles to reduce premium expense, and there is no guarantee that the insurance will cover any specific claim that we may face in the future, or that it will be adequate to cover all potential liabilities and damages.

Anti-takeover provisions in our charter documents, in our Rights Plan and under Washington law could make removal of incumbent management or an acquisition of us, which may be beneficial to our shareholders, more difficult.

Provisions of our amended and restated articles of incorporation and amended and restated bylaws may have the effect of deterring or delaying attempts by our shareholders to remove or replace management, to commence proxy contests, or to effect changes in control. These provisions include:

•	a classified board of directors so that only approximately one third of our board of directors is elected each year;

•	elimination of cumulative voting in the election of directors;

•	procedures for advance notification of shareholder nominations and proposals;

•	the ability of our board of directors to amend our amended and restated bylaws without shareholder approval; and

•

the ability of our board of directors to issue shares of preferred stock without shareholder approval upon the terms and conditions and with the rights, privileges and preferences as the board of directors may determine.

Pursuant to our Rights Plan, an acquisition of 20% or more of the Company’s common stock could result in the exercisability of the preferred stock purchase right accompanying each share of our common stock (except those held by a 20% shareholder, which become null and void), thereby entitling the holder to receive upon exercise, in lieu of a number of units of preferred stock, that number of shares of CTI common stock having a market value of two times the exercise price of the right. The existence of our Rights Plan could have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for us and may inhibit a change in control that some, or a majority, of our stockholders might believe to be in their best interest or that could give our stockholders the opportunity to realize a premium over the then-prevailing market prices for their shares.

In addition, as a Washington corporation, we are subject to Washington law which imposes restrictions on some transactions between a corporation and certain significant shareholders. These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting placement agent fees and our estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in this offering, will be approximately $28.2 million.

We currently intend to use the net proceeds from this offering for working capital and for general corporate purposes, which may include, among other things, paying interest on and/or retiring portions of our outstanding debt, funding research and development, preclinical and clinical trials, the preparation and filing of new drug applications and general working capital. Set forth below are details of certain of our outstanding indebtedness that we may retire, in whole or in part, with the net proceeds from this offering (principal amounts as of September 30, 2009):

•	our approximately $40.4 million 4% Convertible Senior Subordinated Notes due 2010 mature on July 1, 2010;

•	our approximately $10.3 million 7.5% Convertible Senior Notes due 2011 mature on April 30, 2011; and

•	our approximately $10.9 million 5.75% Convertible Senior Notes due 2011 mature on December 15, 2011.

We cannot estimate precisely the allocation of the net proceeds from this offering among these uses. The amounts and timing of the expenditures may vary significantly, depending on numerous factors, including the progress of our clinical trials and other development efforts, as well as the amount of cash used in our operations. Accordingly, our management will have broad discretion in the application of the net proceeds of this offering. We reserve the right to change the use of proceeds as a result of certain contingencies such as competitive developments, opportunities to acquire technologies or products and other factors. Pending the uses described above, we may temporarily invest the net proceeds of this offering in short- and medium-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there was no public market for the Series 3 Preferred Stock or warrants. The terms and conditions of the Series 3 Preferred Stock, including the dividend rate and the conversion price, and the warrants, including exercise price, were determined by negotiation by us and the placement agent. The principal factors considered in determining these terms and conditions include:

•	the market price of our common stock;

•	the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, and otherwise available to the placement agent;

•	our history and prospects and the history of, and prospects for, the industry in which we compete;

•	our past and present financial performance and an assessment of our management;

•	our prospects for future earnings and the present state of our development;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the placement agent and us.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated:

	Nine months ended September 30,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Ratio of earnings to combined fixed charges and preferred stock dividends (1)	—	—	—	—	—	—	—

(1)	Earnings were not sufficient to cover combined fixed charges and preferred stock dividends. Earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental payments under operating leases we believe to be representative of interest. Earnings for the nine months ended September 30, 2009 and 2008, and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004, were insufficient to cover fixed charges, and fixed charges and preferred stock dividends, by $89.4, $161.6, $202.9, $148.3, $135.8, $102.5 and $252.3 (in millions), respectively. For this reason, no ratios are provided for these periods.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance operations. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and other factors that our board of directors may deem relevant.

DESCRIPTION OF SERIES 3 PREFERRED STOCK

The material terms and provisions of the Series 3 Preferred Stock being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the rights, preferences and privileges of the Series 3 Preferred Stock set forth in the articles of amendment to our amended and restated articles of incorporation to be filed as an exhibit to our Current Report on Form 8-K which we will file with the SEC in connection with this offering.

Rank

The Series 3 Preferred Stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank senior to our common stock and we may not redeem, purchase or otherwise acquire any material amount of common stock or other securities junior to the Series 3 Preferred Stock except for repurchases up to 10,000,000 of shares of common stock in any 12th month period from employees, officers, directors, consultants or others who perform services for the company and who are subject to an agreement with the company providing a right of repurchase of such shares at cost or on the occurrence of certain events, such as termination of employment.

Dividends

Holders of the Series 3 Preferred Stock are entitled to receive dividends on shares of the Series 3 Preferred Stock (on an as if converted to common stock basis) to and in the same form as dividends actually paid on shares of the common stock or other junior securities. All accrued but unpaid dividends on the Series 3 Preferred Stock shall increase the stated value of the Series 3 Preferred Stock, but when such dividends are actually paid such increase shall be rescinded.

Liquidation Preference

Upon our voluntary or involuntary dissolution, liquidation or winding up, holders of the Series 3 Preferred Stock will be entitled to receive the stated value of such holder’s shares of Series 3 Preferred Stock plus any accrued and unpaid dividends and other payments that may be due on the shares before the holders of common stock or any other junior securities of the company receive any payments from such liquidation. In the event the amount available for payment of this liquidation preference is less than the full amount of the stated value of all shares of Series 3 Preferred Stock then outstanding, the assets to be distributed to the holders of the Series 3 Preferred Stock will be ratably distributed among such holders in accordance with the respective amounts that would be payable on such holder’s shares if the liquidation preference was paid in full.

Conversion

The Series 3 Preferred Stock shall be convertible at the option of the holders thereof into registered shares of our common stock at anytime after the closing of the transaction into the number of shares of common stock determined by dividing the aggregate stated value of the Series 3 Preferred Stock being converted by the conversion price then in effect. The initial conversion price is $1.21375 and is subject to adjustment as described below. This right to convert is limited by the beneficial ownership limitation described below.

Beneficial Ownership Limitation

We may not effect any conversion and the holder may not request conversion of the Series 3 Preferred Stock if following such conversion the holder and its affiliates would beneficially own in excess of 10% of our common stock. The amount of beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations of that section.

Conversion Price Adjustment

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of the common stock on the shares of the common stock or any common stock equivalents, subdivide or combine our outstanding common stock, or reclassify our common stock in such a way that we issue additional shares of capital stock of the company, the conversion price will be adjusted by multiplying the then existing conversion rate by a fraction the numerator of which is the number of shares outstanding immediately before the distribution, dividend, adjustment or recapitalization and the denominator of which is the number of shares outstanding immediately after such action.

Rights Offerings. If we issue rights, options or warrants to holders of the common stock giving such holders a right to subscribe for or purchase shares of common stock at a price per share lower than the volume weighted average price of the common stock on the record date for such issuance and do not offer the same rights to the holders of the Series 3 Preferred Stock, the conversion price will be adjusted to reflect the rights offering by multiplying such conversion price by a fraction the numerator of which is the number of shares outstanding before such record date plus the number of shares which the aggregate offering price (assuming full subscription) would purchase at the value weighted average price of the common stock on such record date and the denominator of which is the number of shares of common stock outstanding on the record date plus the aggregate number of shares offered for subscription or purchase.

Pro Rata Distributions. If we distribute evidences of our indebtedness, assets (including cash or cash dividends), warrants or other rights to subscribe for our securities (other than common stock) to the holders of the common stock, then the conversion price will be adjusted by multiplying the conversion price in effect immediately prior to the record date for such distribution by a fraction the numerator of which is the volume weighted average price of the common stock on such record date minus the fair market value at such record date of the distributed evidence of indebtedness, asset, warrant or other right applicable to one share of common stock, such fair market value to be determined by the board in good faith, and the denominator of which is the volume weighted average price of the common stock on such record date.

Fundamental Transaction. If we effect a “fundamental transaction” (as defined below), then upon any future conversion of the Series 3 Preferred Stock, the holders will have the right to receive, for each share of common stock they would have received upon such conversion, the same kind and amount of securities, cash or property as such holder would have been entitled to receive in the transaction had it been the holder of a share of common stock immediately prior to the transaction. The term fundamental transaction means any of the following:

•	a merger or consolidation of the company with or into another entity;

•	the sale of all or substantially all of the assets of the company in one transaction or a series of related transactions;

•	any tender offer or exchange offer allowing holders of the common stock to tender or exchange their shares for cash, property or securities, regardless of who makes such offer; or

•	any reclassification of the common stock or any compulsory share exchange by which the common stock is effectively converted into or exchanged for other securities, cash or property.

If the holders of the common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, the holders of the Series 3 Preferred Stock will be given the same choice on conversion of such holder’s shares.

Voting Rights

The Series 3 Preferred Stock shall have no voting rights, except to the extent expressly provided in our articles of incorporation or as otherwise required by law. However, so long as at least 6,000 shares of Series 3 Preferred Stock are outstanding, we cannot take any of the following actions without the affirmative consent of holders of a majority of the outstanding Series 3 Preferred Stock:

•	amend our articles of incorporation, bylaws or other charter documents so as to materially, specifically and adversely affect the rights of any holder with respect to the Series 3 Preferred Stock;

•

repay, repurchase or offer to repay or repurchase or otherwise acquire any of our common stock, common stock equivalents or securities junior to the Series 3 Preferred Stock except the repurchase of up to 10,000,000 shares of common stock in any 12-month period from employees, officers, directors, consultants or others performing services for the company or any of its subsidiaries under agreements approved by a majority of our board of directors or under which we have the option to repurchase such shares at cost or at cost on the occurrence of certain events such as termination of employment;

•	authorize or create any class of senior preferred stock with respect to dividend rights or liquidation preference; or

•	enter into any agreement or understanding to take any of the actions listed above.

DESCRIPTION OF WARRANTS

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the terms set forth in the Common Stock Purchase Warrant to be filed as an exhibit to our Current Report on Form 8-K, which we expect to file with the SEC in connection with this offering.

General

The warrants will be exercisable immediately and will expire one year and one day after the date of issuance. The warrants will be exercisable, at the option of the holder, upon the surrender of the warrants to us and the payment in cash of the exercise price of the shares of common stock being acquired upon exercise of the warrants. However, if at the time of exercise there is no effective registration statement registering the issuance of the shares of common stock issuable upon exercise of the warrants to the holder and all such shares are not then registered for resale by the holder, the holder may exercise the warrants by means of a “cashless exercise” or “net exercise.” The warrants will not be listed on any national securities exchange.

The exercise price per share of common stock purchasable upon exercise of the warrants is $1.18 per share of common stock being purchased. The exercise price is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The holders of the warrants are entitled to 20 days’ notice before the record date for certain distributions to holders of our common stock. If certain “fundamental transactions” occur, such as a merger, consolidation, sale of substantially all of our assets, tender offer or exchange offer with respect to our common stock or reclassification of our common stock, the holders of the warrants will be entitled to receive thereafter in lieu of our common stock, the consideration (if different from common stock) that the holders of the warrants would have been entitled to receive upon the occurrence of the “fundamental transaction” as if the warrant had been exercised immediately before the “fundamental transaction.” In addition, if any holder of common stock is given a choice of consideration to be received in the “fundamental transaction,” then the holders of the warrants shall be given the same choice upon the exercise of the warrants following the “fundamental transaction.”

As of January 12, 2010, other warrants to purchase approximately 24.8 million shares of common stock are outstanding.

Beneficial Ownership Limitation

No holder may exercise its warrants to the extent that the exercise would result in the holder and its affiliates beneficially owning 10% or more of our common stock. The amount of beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations of that section.

DESCRIPTION OF CAPITAL STOCK

This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated articles of incorporation, our bylaws, as amended, and all applicable provisions of Washington law.

General

We are authorized to issue 800,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. As of January 12, 2010, there were 590,280,575 shares of common stock outstanding, warrants to purchase approximately 24.8 million shares of common stock outstanding, and no shares of preferred stock outstanding.

On April 15, 2007, we effected a 1-for-4 reverse stock split of our common stock and on August 31, 2008, we effected a 1-for-10 reverse stock split of our common stock.

Common Stock

Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the shareholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

General Description of Preferred Stock

Our board of directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our board of directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of the Company without further action by the shareholders.

Anti-Takeover Effects of Provisions of Washington Law, Our Charter and Bylaws and Our Rights Plan

Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the Company. Chapter 23B.19 of the Washington Business Corporation Act prohibits us, with certain exceptions, from engaging in certain significant business transactions with an “acquiring person” (defined as a person or group of persons who acquire 10% or more of our voting securities without the prior approval of the our board of directors) for a period of five years following the acquiring person’s share acquisition date. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive a disproportionate benefit as a shareholder. Exceptions to this statutory prohibition include approval of the transaction at a shareholders meeting by holders of not less than a two-thirds of the shares held by each voting group entitled to vote on the transaction, not counting shares as to which the acquiring person has beneficial ownership or voting control, transactions approved by our board of directors prior to the acquiring person first becoming an acquiring person, or, with respect to a merger, share exchange, consolidation, liquidation or distribution entered into with the acquiring person, transactions where certain other requirements regarding the fairness of the consideration to be received by the shareholders have been met. We may not exempt ourself from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of the Company.

Our board of directors is divided into three approximately equal classes of directors serving staggered three-year terms. In addition, our amended and restated articles of incorporation provide that directors may be removed from office only at a meeting of the shareholders called expressly for that purpose and only for cause. Our amended and restated articles of incorporation limit “cause” to willful misfeasance having a material adverse effect on us or conviction of a felony, provided that any action by a director shall not constitute “cause” if, in good faith, the director believed the action to be in or not opposed to our best interests or if the director is entitled to be indemnified with respect to such action under applicable law, our amended and restated articles of incorporation or amended and restated bylaws, or a contract with us. Further, our amended and restated bylaws require a shareholder to provide notice to us of such shareholder’s intention to nominate a person or persons for election as directors not later than 90 days prior to the first anniversary of the previous year’s annual meeting or, in the case of an election to be held at a special meeting of the shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. A shareholder must also provide us with notice of such shareholder’s intent to make any proposal at an annual meeting of shareholders not later than 90 days prior to the first anniversary of the previous year’s annual meeting of shareholders. These may have the effect of deterring hostile takeovers or delaying change in control of our management.

In connection with our Rights Plan one preferred stock purchase right was distributed for each common share held as of the close of business on January 7, 2010. Initially, the rights are not exercisable, and are attached to and trade with, all of the shares of the Company’s common stock outstanding as of, and issued subsequent to, the record date. Each right, if and when it becomes exercisable, will entitle the holder to purchase one ten-thousandth of a share of a new series of junior participating cumulative preferred stock for $6.00, subject to standard adjustment in the Rights Plan. The rights will become exercisable for CTI preferred stock if a person or group acquires 20% or more of the Company’s common stock. Upon acquisition of 20% or more of the Company’s common stock, the board of directors could decide that each right (except those held by a 20% shareholder, which become null and void) would become exercisable, entitling the holder to receive upon exercise, in lieu of a number of units of preferred stock, that number of shares of CTI common stock having a market value of two times the exercise price of the right. In certain circumstances, including if there are insufficient shares of the Company’s common stock to permit the exercise in full of the rights, the holder may receive units of preferred stock, other securities, cash or property, or any combination of the foregoing.

If the Company is acquired in a merger or other business combination transaction after any such event, each holder of a right, except those held by a 20% shareholder, which become null and void, would then have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the right.

The board of directors may redeem the rights for $0.0001 per right or terminate the Rights Plan at any time prior to an acquisition by a person or group holding 20% or more of the Company’s common stock. The Rights Plan will expire on January 7, 2013.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

All purchasers of Series 3 Preferred Stock and warrants are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership, conversion and disposition of Series 3 Preferred Stock and warrants and the ownership and disposition of shares of common stock issuable upon conversion or exercise of Series 3 Preferred Stock or warrants, as the case may be, in their particular situations.

PLAN OF DISTRIBUTION

We are offering through Rodman & Renshaw, LLC, who acted as our sole placement agent in connection with this offering, or the placement agent, 30,000 shares of Series 3 Preferred Stock and warrants to purchase up to 8,640,000 shares of common stock (and the 33,330,000 shares of common stock issuable from time to time upon conversion of the Series 3 Preferred Stock and exercise of the warrants). The purchase price for each share of Series 3 Preferred Stock and a warrant to purchase approximately 288 shares of common stock is $1,000. In connection with this offering, we will pay fees to the placement agent. The placement agent will be working solely on a “best efforts” basis and is not purchasing or selling any securities offered by this prospectus supplement or the accompanying prospectus, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities. Therefore, we may not sell the entire amount of Series 3 Preferred Stock and warrants offered pursuant to this prospectus supplement.

We currently anticipate that closing of the sale of Series 3 Preferred Stock and warrants will occur on January 19, 2010.

On January 13, 2010, we entered into a letter agreement with the placement agent to serve as exclusive placement agent for purchasers of our securities for a period of 10 days. Pursuant to the letter agreement, we will pay the placement agent at closing a cash fee equal to 5% of the aggregate gross proceeds raised in this offering. In addition, we will issue to the placement agent warrants to purchase up to 246,900 shares of common stock. The following table shows the per share of Series 3 Preferred Stock and warrant total fees we will pay to the placement agent assuming all of the Series 3 Preferred Stock and warrants offered by this prospectus supplement are issued and sold by us.

Placement Agent Fees	Per share of Series 3 Preferred Stock and warrant	Total
Offering price per share of Series 3 Preferred Stock and warrant	$50	$1,500,000

Because there is no minimum offering amount required as a condition to closing, the actual total may be less than the total set forth above.

We have also agreed to pay or reimburse the placement agent for expenses incurred in connection with the offering, up to the lesser of $25,000 or 1.6% of the aggregate gross proceeds received by us in this offering. The estimated offering expenses payable by us, excluding the placement agency fee, are $300,000, which include legal, accounting and printing costs, and various other fees associated with registering and listing the shares of common stock issuable from time to time upon conversion of the Series 3 Preferred Stock or exercise of the warrants.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act. We may also be required to contribute to payments the placement agent may be required to make in respect of such liabilities.

The agreement with the placement agent and the subscription agreement with the Initial Purchasers will be included as exhibits to a Current Report on Form 8-K that will be filed with the SEC in connection with this offering.

Rodman & Renshaw, LLC may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them and any profit realized on the resale of the securities sold by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the placement agent. Under these rules and regulations, the placement agent:

•	may not engage in any stabilization activity in connection with our securities; and

•

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

The placement agent has informed us that it does not intend to engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by the placement agent and the placement agent may distribute the prospectus supplement and the accompanying prospectus electronically.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by O’Melveny & Myers LLP of San Francisco, California. Certain legal matters relating to Washington law will be passed upon for us by Karr Tuttle Campbell of Seattle, Washington. Weinstein Smith LLP of New York, New York is acting as counsel for the placement agent.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules allow us to “incorporate by reference” into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009;

•

our definitive Proxy Statement on Schedule 14A, dated and filed on January 14, 2009 for a Special Meeting of Shareholders, as amended by Amendment No. 1 to the definitive Proxy Statement on Schedule 14A, dated as of February 4, 2009 and filed on February 5, 2009 and Definitive Additional Materials filed on January 26, 2009, February 27, 2009 and March 9, 2009;

•

our Soliciting Material on Schedule 14A for our 2009 Annual Meeting of Shareholders, dated and filed with the SEC on July 29, 2009, as amended by our Soliciting Material on Schedule 14A, dated and filed with the SEC on August 10, 2009;

•

our Current Reports on Form 8-K filed on January 6, 2009, January 8, 2009, January 29, 2009, February 9, 2009, February 23, 2009, March 6, 2009, March 16, 2009 (Items 1.01 and 2.01 only), March 27, 2009, April 13, 2009, April 14, 2009, April 17, 2009, May 12, 2009, May 15, 2009, May 20, 2009, May 28, 2009, June 10, 2009, July 7, 2009, July 28, 2009, August 7, 2009, August 21, 2009, August 24, 2009, September 8, 2009, September 22, 2009, September 30, 2009, October 23, 2009, November 24, 2009, December 17, 2009, December 18, 2009, December 21, 2009 and December 28, 2009; and

•	the description of our capital stock contained in our Registration Statements on Form 10 filed on June 27, 1996, as amended.

Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

You may request a copy of these filings, at not cost, by writing or telephoning us at the following address:

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(206) 282-7100

Attention: Investor Relations

PROSPECTUS

Making cancer more treatable

Common Stock

Preferred Stock

Warrants

From time to time, we may offer and sell in one or more offerings:

•	shares of our common stock;

•	shares of our preferred stock; and

•	warrants to purchase common stock, preferred stock and/or debt securities.

We may offer these securities in amounts, at prices and on terms determined at the time of each offering thereof. Each time we offer securities using this prospectus, we will provide specific terms of the securities and the offering in one or more supplements to this prospectus. The prospectus supplements may also add, update or change the information in this prospectus and will also describe the specific manner in which we will offer the securities.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should carefully read this prospectus and any accompanying prospectus supplement, including the information incorporated by reference, prior to investing in any of our securities.

Our common stock is quoted on The NASDAQ Capital Market and on the MTA stock market in Italy under the symbol “CTIC”. On August 18, 2009, the last reported sale price of our common stock on The NASDAQ Capital Market was $1.57.

We do not expect our preferred stock or warrants to be listed on any securities exchange or over-the-counter market unless otherwise described in the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. See the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 19, 2009

- i -

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under the shelf registration process, we may, from time to time, sell common stock, preferred stock or warrants, or any combination of these securities, in one or more offerings. There is no limit on the aggregate amount of the securities described in this prospectus that we may sell pursuant to the registration statement.

This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement, any documents that we incorporate by reference in this prospectus and any prospectus supplement, and the additional information described below under “Where You Can Find More Information” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any prospectus supplement or any documents we incorporate by reference is accurate as of any date other than the date on the front of those documents only. Our business, financial condition, results of operations and prospectus may have changed since those dates.

This prospectus contains and incorporates by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

In this prospectus, the terms “CTI,” “Company,” “we,” “us,” “our” and similar terms refer to Cell Therapeutics, Inc., a Washington corporation, and its subsidiaries, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by use with the SEC are also available on our website at www.celltherapeutics.com. You may also read and copy any document we file at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330.

Because our common stock is listed on The NASDAQ Capital Market, you may also inspect such reports, proxy statements and other information concerning us at the offices of The NASDAQ Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules allow us to “incorporate by reference” into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009;

•

our definitive Proxy Statement on Schedule 14A for a Special Meeting of Shareholders, dated and filed with the SEC on January 14, 2009, as amended by Amendment No. 1 to the definitive Proxy Statement on Schedule 14A, dated as of February 4, 2009 and filed with the SEC on February 5, 2009 and Definitive Additional Materials filed with the SEC on January 26, 2009, February 27, 2009 and March 9, 2009;

•

our Soliciting Material on Schedule 14A for our 2009 Annual Meeting of Shareholders, dated and filed with the SEC on July 29, 2009, as amended by our Soliciting Material on Schedule 14A, dated and filed with the SEC on August 10, 2009;

•

our Current Reports on Form 8-K filed on January 6, 2009, January 8, 2009, January 29, 2009, February 9, 2009, February 23, 2009, March 6, 2009, March 16, 2009 (Items 1.01 and 2.01 only), March 27, 2009, April 13, 2009, April 14, 2009, April 17, 2009, May 12, 2009 (Item 1.01 only), May 15, 2009, May 20, 2009, May 28, 2009, May 29, 2009, June 10, 2009, June 26, 2009, July 7, 2009, July 28, 2009 and August 7, 2009; and

•

the description of our capital stock contained in our Registration Statement on Form 10 filed with the SEC on June 27, 1996, including any amendment or reports filed for the purpose of updating that description.

Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

You may request a copy of these filings, at not cost, by writing or telephoning us at the following address:

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(206) 282-7100

Attention: Investor Relations

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including:

•	any projections of cash resources, revenues, operating expenses or other financial terms;

•	any statements of the plans and objectives of management for future operations or programs;

•	and statements concerning proposed new products or services;

•	any statements regarding future operations, plans, regulatory filings or approvals;

•	any statements on plans regarding proposed or potential clinical trials or new drug filing strategies or timelines;

•	any statements regarding pending or future mergers or acquisitions; and

•	any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing.

In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative thereof or other comparable terms. Such statements are based on management’s current expectations and are subject to risks and uncertainties which may cause actual results to differ materially from those set forth in the forward-looking statements. There can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including, but not limited to, the risk factors described in the section of this prospectus entitled “Risk Factors” and in the documents incorporated herein by reference. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ, except to the extent required by law.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends, for each of the periods indicated:

	Six months ended June 30,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Ratio of earnings to combined fixed charges and preferred stock dividends (1)	—	—	—	—	—	—	—

(1)	Earnings were not sufficient to cover combined fixed charges and preferred stock dividends. Earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental payments under operating leases we believe to be representative of interest. Earnings for the six months ended June 30, 2009 and 2008, and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004, were insufficient to cover fixed charges, and fixed charges and preferred stock dividends, by $40.6, $113.9, $202.9, $148.3, $135.8, $102.5 and $252.3 (in millions), respectively. For this reason, no ratios are provided for these periods.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of our securities for general corporate purposes, unless we state otherwise in a prospectus supplement. We may temporarily invest funds that we do not immediately use in short- and medium-term marketable securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance operations. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, contractual restrictions and other factors that our board of directors may deem relevant.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by O’Melveny & Myers LLP, San Francisco, California.

EXPERTS

Stonefield Josephson, Inc., an independent registered public accounting firm, has audited our consolidated financial statements and consolidated financial statement schedule at December 31, 2008, and for each of the three years in the period ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008, as set forth in its report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such consolidated financial statements and consolidated financial statement schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.